Exhibit 99.1

CONTACT: Gregory J. Winsky
         Executive Vice President
         Franklin Electronic Publishers, Inc.
         (609) 386-2500

                              FOR IMMEDIATE RELEASE

           FRANKLIN ELECTRONIC PUBLISHERS RESTRUCTURES LONG TERM DEBT

    Lower interest rate should result in annual savings in excess of $500,000

BURLINGTON, N.J.- January 2, 2002 - Franklin Electronic Publishers, Inc. (AMEX:FEP) announced today that it has prepaid $8,405,000 of the $10,506,000 outstanding principal amount of its 12 1/2% Senior Notes and has received a waiver of non-compliance with certain financial covenants. Funds for the prepayment came from the Company's Revolving Credit Facility which bears interest at 3/4% over prime. The $2,101,000 principal balance of the 12 1/2% Senior Notes is due on or before March 31, 2002. These payments should result in annual interest savings in excess of $500,000. The Company also announced that it expects to complete the extension of the term of its Revolving Credit Facility with its lender in the near future.

Franklin Electronic Publishers, Inc. (AMEX:FEP), the worldwide market leader in handheld electronic books, is the designer and distributor of the award winning multimedia eBookMan(R) platform. The Company is the exclusive producer and distributor of the ROLODEX(R) Electronics brand of personal information management products. Franklin has sold more than 25,000,000 electronic books and currently publishes more than 200 titles, including dictionaries and bilingual dictionaries; encyclopedias; Bibles; entertainment titles; education and tutorial publications; and medical reference works. Franklin products, available in sixteen languages, are sold in 45,000 retail outlets worldwide, through catalogs and on line at franklin.com. The Company has sales and distribution subsidiaries in the United Kingdom, France, Germany, the Benelux countries, Canada, Australia and Mexico, and production management offices in Tokyo and Hong Kong. ROLODEX(R) is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid, Inc.

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Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin's belief or expectation or preceded by the word "should" are forward looking statements that involve risks to and uncertainties in Franklin's business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin's dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin's reports filed with the Securities and Exchange Commission.
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